Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-142163
333-142163-01
333-142163-02
333-142163-03
333-142163-04
333-142163-05
333-142163-06
333-142163-07
333-142163-08
333-142163-09
333-142163-10
333-142163-11
333-142163-12
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333-142163-14
333-142163-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

DB MULTI-SECTOR COMMODITY MASTER TRUST

DB ENERGY MASTER FUND

DB OIL MASTER FUND

DB PRECIOUS METALS MASTER FUND

DB GOLD MASTER FUND

DB SILVER MASTER FUND

DB BASE METALS MASTER FUND

DB AGRICULTURE MASTER FUND

SUPPLEMENT DATED MARCH 5, 2008 TO

PROSPECTUS DATED JANUARY 15, 2008

This Supplement updates certain disclosure set forth in the Prospectus dated January 15, 2008, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund, PowerShares DB Agriculture Fund (collectively, the “Funds”), DB Multi-Sector Commodity Master Trust (the “Master Trust”), DB Energy Master Fund, DB Oil Master Fund, DB Precious Metals Master Fund, DB Gold Master Fund, DB Silver Master Fund, DB Base Metals Master Fund and DB Agriculture Master Fund (collectively, the “Master Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

I.    The sixth paragraph from the beginning of the section entitled “Summary—Investment Objective” set forth on page 7 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“If the Managing Owner determines in its commercially reasonable judgment that it has become impracticable or inefficient for any reason for any Master Fund to gain full or partial exposure to any Index Commodity by investing in a specific futures contract that comprises the applicable Index, such Master Fund may invest in a futures contract referencing the particular Index Commodity other than the specific contract that comprises the applicable Index or, in the alternative, invest in other futures contracts not based on the particular Index Commodity if, in the commercially reasonable judgment of the Managing Owner, such futures contracts tend to exhibit trading prices that correlate with a futures contract that comprises the applicable Index.”

II.    Risk factor (3) under the heading “The Risks You Face” set forth on page 23 of the Prospectus is hereby deleted and replaced in its entirety with the following:

“(3) Regulatory and Exchange Position Limits and Other Rules May Restrict the Creation of Baskets of One or More of the Funds and the Operation of its Corresponding Master Fund.

CFTC and commodity exchange rules impose position limits on market participants, including certain of the Master Funds, trading in certain agricultural commodities. These position limits prohibit any person from holding a position of more than a specific number of such futures contracts.

It is possible that in the future, the CFTC may propose new rules with respect to position limits in agricultural commodities for traders engaged in indexed-based trading, such as the trading engaged in by the Master Funds. Depending on the outcome of any future CFTC rulemaking, the rules concerning position limits may be amended in a manner that is either detrimental or favorable to the Funds. For example, if the amended rules are detrimental to the DB Agriculture Master Fund, the PowerShares DB Agriculture Fund’s ability to issue new Baskets, or the DB Agriculture Master Fund’s ability to reinvest income in additional corn and wheat futures contracts, may be limited to the extent these activities would cause the Master Fund to exceed the applicable position limits. Limiting the size of the PowerShares DB Agriculture Fund may affect the correlation between the price of the Shares of the PowerShares DB Agriculture Fund, as traded on the Amex, and the net asset value of the PowerShares DB Agriculture Fund. That is, the inability to create additional Baskets could result in Shares in the PowerShares DB Agriculture Fund trading at a premium or discount to net asset value of the PowerShares DB Agriculture Fund.

The PowerShares DB Agriculture Fund’s Index includes four commodities, corn, wheat, soybeans and sugar, that are subject to position limits imposed by the CFTC and the rules of the exchanges on which the futures contracts for these commodities trade. The Chicago Board of Trade limits are currently for corn futures: 22,000 contracts net all months combined, 13,500 contracts net a single month (other than the spot month), and 600 contracts for a spot month; for wheat futures: 6,500 contracts net all months combined, 5,000 contracts net a single month (other than a spot month), and 220 to 600 contracts for a spot month based on the month and certified stocks; for soybean futures: 5,500 contracts net all months combined, 3,500 contracts net a single month (other than a spot month), and 600 contracts for a spot month. The ICE Futures U.S. limits for sugar #11 futures are currently: 15,000 contracts net all months combined, 10,000 contracts net a single month (other than the spot month), and 5,000 contracts for a spot month.

Because the DB Agriculture Master Fund is approaching or has reached position limits with respect to certain futures contracts comprising the PowerShares DB Agriculture Fund’s Index, the DB Agriculture Master Fund has commenced investing in other futures contracts based on commodities that comprise the PowerShares DB Agriculture Fund’s Index and in futures contracts based on commodities other than commodities that comprise the PowerShares DB Agriculture Fund’s Index that, in the commercially reasonable judgment of the Managing Owner, tend to exhibit trading prices that correlate with a futures contract that comprises the PowerShares DB Agriculture Fund’s Index.”

III.    The thirteenth paragraph from the beginning of the section entitled “INVESTMENT OBJECTIVES OF THE FUNDS” set forth on page 30 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

“If the Managing Owner determines in its commercially reasonable judgment that it has become impracticable or inefficient for any reason for any Master Fund to gain full or partial exposure to any Index Commodity by investing in a specific futures contract that comprises the applicable Index, such Master Fund may invest in a futures contract referencing the particular Index Commodity other than the specific contract that comprises the applicable Index or, in the alternative, invest in other futures contracts not based on the particular Index Commodity if, in the commercially reasonable judgment of the Managing Owner, such futures contracts tend to exhibit trading prices that correlate with a futures contract that comprises the applicable Index.”

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